Exhibit 23.6
Awareness of Independent Registered
Public Accounting Firm
We are aware that our report dated May 5, 2006 on our review of interim financial statements of Home BancShares, Inc. for the periods ended March 31, 2006 and 2005 is included in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Section 7 and 11 of that Act.
/s/ BKD, llp
Little Rock, Arkansas
May 10, 2006